Exhibit 99.1

Report to Stockholders: For the Period Ended March 28, 2004

Dear Stockholders:

Your Company reported net income for the first quarter of 2004 of $2.8 million or $.31 per share compared to net income of $1.4 million or $.16 per share for the first quarter of 2003. Income from operations in the first quarter of 2004 increased by $2.6 million or approximately 21% from the first quarter of 2003. However, income from operations was favorably impacted by nonrecurring items of approximately $2 million, primarily for certain customer-related marketing programs between the Company and The Coca-Cola Company.

Net sales in the first quarter of 2004 increased by 2.7% as growth in average revenue per case of 3.5% and higher contract sales to other Coca-Cola bottlers more than offset a 1% decline in bottle/can volume. Sales of carbonated soft drinks decreased approximately 2% in the first quarter of 2004 due to higher selling prices, and there were fewer brand and package introductions in 2004 than in the same period in 2003. Innovative new brands and packages have been a critical factor in overall bottle/can volume over the last several years. The Company is focused on maintaining or increasing selling prices to offset a projected 5% increase in the cost of aluminum cans over the last nine months of 2004 in order to maintain its gross margins.

Selling, delivery and administrative expenses increased by 4.5% in the first quarter of 2004 primarily due to wage increases for employees and higher benefit costs, including increases in health care costs and pension expense. The Company closed three sales distribution centers during 2004 and 16 sales distribution centers over the past 2½ years in conjunction with its ongoing effort to reduce overall distribution costs and improve asset productivity.

The Company continues to reduce debt by managing capital spending and through its ongoing focus on working capital management. Debt was $66 million lower at the end of first quarter of 2004 compared to the end of the first quarter of 2003.

While total carbonated soft drink volume decreased by approximately 2% in the first quarter of 2004, the introduction of diet Coke with Lime during the quarter led to an 8% increase in bottle/can volume for our well-positioned portfolio of diet brands. We eagerly anticipate the introduction of a mid-calorie product from The Coca-Cola Company during the summer of 2004 and continue to review opportunities for additional volume and margin with new brand and packaging introductions.

J. Frank Harrison, III Chairman and Chief Executive Officer	William B. Elmore President and Chief Operating Officer

CONSOLIDATED BALANCE SHEETS

In Thousands

	Unaudited March 28, 2004	Dec. 28, 2003	Unaudited March 30, 2003
Assets
Current Assets:
Cash	$11,033	$18,044	$7,162
Trade accounts receivable, net	81,490	82,222	79,341
Accounts receivable, other	26,059	28,775	18,783
Inventories	51,598	36,891	38,469
Cash surrender value of life insurance, net	20,009	27,765
Other current assets	9,321	6,981	9,334

Total current assets	199,510	200,678	153,089

Property, plant and equipment, net	432,282	446,708	462,725
Leased property under capital leases, net	74,810	43,109	44,080
Other assets	26,922	27,653	58,521
Franchise rights, net	520,672	520,672	522,189
Goodwill, net	102,049	102,049	100,754
Other identifiable intangible assets, net	8,256	9,051	10,398

Total	$1,364,501	$1,349,920	$1,351,756

Liabilities and Stockholders’ Equity
Current Liabilities:
Current portion of long-term debt	$39	$78	$39
Current portion of obligations under capital leases	1,830	1,337	1,143
Accounts payable and accrued expenses	134,065	132,904	127,318

Total current liabilities	135,934	134,319	128,500

Deferred income taxes	157,835	156,094	150,191
Other liabilities	125,819	125,299	115,673
Obligations under capital leases	75,767	44,226	44,597
Long-term debt	779,739	802,639	845,978

Total liabilities	1,275,094	1,262,577	1,284,939

Minority interest	35,318	34,871	31,819
Stockholders’ equity	54,089	52,472	34,998

Total	$1,364,501	$1,349,920	$1,351,756

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	First Quarter
	2004	2003
Net sales	$282,727	$275,200
Cost of sales, excluding depreciation expense shown below	142,210	140,651

Gross margin	140,517	134,549

Selling, delivery and administrative expenses, excluding depreciation expense shown below	106,570	101,979
Depreciation expense	17,652	19,015
Amortization of intangibles	795	698

Income from operations	15,500	12,857
Interest expense	10,308	10,371
Minority interest	447	116

Income before income taxes	4,745	2,370
Income taxes	1,950	963

Net income	$2,795	$1,407

Basic net income per share	$.31	$.16

Diluted net income per share	$.31	$.16

Weighted average number of common shares outstanding	9,063	9,043

Weighted average number of common shares outstanding — assuming dilution	9,063	9,043

Cash dividends per share
Common Stock	$.25	$.25
Class B Common Stock	$.25	$.25

STOCKHOLDER INFORMATION

Corporate Address

The corporate office is located at 4100 Coca-Cola Plaza, Charlotte, NC 28211. The mailing address is Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231.

Company Website

www.cokeconsolidated.com

Common Stock Listing

Coca-Cola Bottling Co. Consolidated is listed on the Nasdaq National Market System under the ticker symbol - COKE.

Stockholder Inquiries

The Company’s transfer agent is responsible for stockholder records, issuance of stock certificates and distribution of dividend payments and IRS Form 1099s. The transfer agent also administers plans for dividend reinvestment and direct deposit. Stockholder requests and inquiries concerning these matters are most efficiently answered by corresponding directly with Wachovia Bank, N.A., Attention: Corporate Trust Client Services NC-1153, 1525 West W.T. Harris Blvd. 3C3, Charlotte, NC 28288-1153. Communication may also be made by calling Toll Free (800) 829-8432, Local (704) 590-7375 or Fax (704) 590-7598.

Stockholder Reports

Additional copies of the Company’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q to the Securities and Exchange Commission are available without charge upon written request to David V. Singer, Executive Vice President, Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This Report to Stockholders, as well as information included in, or incorporated by reference from, future filings by the Company with the Securities and Exchange Commission and information contained in written material, press releases and oral statements issued by or on behalf of the Company, contains, or may contain, forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements relating to: our focus on maintaining or increasing selling prices and the expectation of a 5% increase in the cost of aluminum cans over the last nine months of 2004; management of capital spending and working capital; and the introduction of a mid-calorie product from The Coca-Cola Company during the summer of 2004. These statements and expectations are based on the currently available competitive, financial and economic data along with the Company’s operating plans, and are subject to future events and uncertainties. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling prices resulting from increased marketplace competition; an inability to meet performance requirements for expected levels of marketing funding support payments from The Coca-Cola Company or other beverage companies; changes in how significant customers market or promote our products; reduced advertising and marketing spending by The Coca-Cola Company or other beverage companies; an inability to meet requirements under bottling contracts; the inability of our aluminum can or PET bottle suppliers to meet our sales demand; significant changes from expectations in the cost of raw materials; higher than expected insurance premiums and fuel costs; lower than anticipated returns on pension plan assets; higher than anticipated health care costs; unfavorable interest rate fluctuations; higher than anticipated cash payments for income taxes; unfavorable weather conditions; inability to increase selling prices to offset higher raw material costs; significant changes in debt ratings impacting the Company’s ability to borrow; terrorist attacks, war or other civil disturbances; and changes in financial markets.